October 10, 2006

[NNN 2002 Value Fund, LLC logo]

[NNN 2002 Value Fund Member]
[Address]
[Address]

RE: Additional Liquidating Distribution/Investor Update

Dear NNN 2002 Value Fund, LLC Member:

We are pleased to issue an additional liquidating distribution in the amount of $1,000,000 from available funds. Since the inception of NNN 2002 Value Fund, LLC, a total of approximately $35,809,210, has been distributed to investors, including all liquidating distributions from the property sales and operating cash flow distributions. The total distributions to date represent 120% of the total original investment of $29,799,260 in NNN 2002 Value Fund, LLC.

The current distribution represents your pro rata share of the $1,000,000. If you have requested your funds be sent to an alternate address, your proportionate share of the $1,000,000 and the distribution destination are reflected in the enclosed statement.

In summary, the following are NNN 2002 Value Fund, LLC’s the most recently notable events to date:

•	May 27, 2005 We issued a $12,000,000 liquidating distribution upon the sale of Bank of America Plaza West.

•	September 7, 2005 The members of NNN 2002 Value Fund, LLC approved a plan of liquidation.

•	October 18, 2005 We issued a $16,000,000 liquidating distribution upon the sale of our interest in Netp@rk.

•	January 11, 2006 We issued an additional liquidating distribution from available funds in the amount of $1,500,000.

Triple Net Properties, LLC, on behalf of NNN 2002 Value Fund, LLC, is continuing its efforts to sell the 12.3% interest in Congress Center, located in Chicago, Illinois. We will provide you with information concerning the disposition of your interest in Congress Center, LLC at an appropriate time.

We appreciate your patience in this matter and will keep you apprised of the status of the disposition of Congress Center. Thank you for your investment in NNN 2002 Value Fund, LLC and your continued support. We will continue to strive to earn your confidence and maximize member value.

Very Truly Yours,

/s/ Jack R. Maurer

Jack R. Maurer, CPA
Executive Vice President
Triple Net Properties, LLC